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                  PLAN AND AGREEMENT OF LIQUIDATION AND MERGER


     This Plan and Agreement of Liquidation and Merger (the "Plan") is made on March 31, 1997, by AMC Realty, Inc., a Delaware corporation ("AMCR"), and AMC Canton Realty, Inc., a Delaware corporation ("Canton"). On the Effective Date (as defined in paragraph 4 below), AMCR shall own all of the shares of the sole class of stock of Canton. It is intended that the merger contemplated by the Plan shall constitute a liquidation of Canton in which no taxable gain or loss is recognized pursuant to Section 332 of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Plan are as follows:

     1. NAMES OF CORPORATIONS. The names of the corporations proposing to merge are:


                                AMC Realty, Inc.

                                       and

                             AMC Canton Realty, Inc.


     2. MERGER. On the Effective Date AMCR and Canton shall merge into a single corporation by Canton merging into AMCR.

     3. NAME OF SURVIVING CORPORATION. The name of AMC Realty, Inc., which is to be the surviving corporation, shall not be changed as a result of the merger.

     4. EFFECTIVE DATE. The merger shall be effected at the close of business on April 2, 1997 (the "Effective Date").

     5. EFFECT OF MERGER. (a) On the Effective Date, the separate existence of Canton shall cease, except to the extent that its separate existence may be continued by law. The existence of AMCR shall continue unaffected and unimpaired by the merger, and AMCR shall after the Effective Date have all of the rights, privileges, immunities and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the General Corporation Law of Delaware.

          (b) On the Effective Date, AMCR shall have and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of private nature, of Canton,

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and all property, real, personal and mixed, and all debts due on whatever account and all other choses in action, and every other interest of or belonging to or due to Canton shall be taken and deemed to be transferred to and vested or remain in AMCR without further act or deed (and the title to any real estate, or any interest therein, vested in the merging corporations shall not revert or be in any way impaired by reason of the merger).

          (c) Upon the Effective Date and thereafter, AMCR shall be responsible and liable for all the liabilities and obligations of Canton, and any claim existing or action or proceeding pending by or against any of such entities may be prosecuted to judgment as if such merger had not taken place or, in the case of Canton, AMCR may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the merging corporations shall be impaired by the merger.

          (d) The respective officers of Canton are hereby authorized to execute all deeds, assignments and other documents which may be necessary to effect the full and complete transfer of the properties of such corporations to AMCR. The officers of AMCR are hereby authorized to execute and deliver any and all documents which may be required of it in order for it to assume or otherwise comply with any liability or obligation of Canton. If at any time AMCR shall determine that any further documents are necessary or desirable to vest in it, according to the terms hereof, the title to any property, rights, privileges, immunities, powers or franchises of Canton, then the officers of such entities shall execute and deliver all such documents and do all things necessary to vest in and confirm to AMCR title and possession to all such property, rights, privileges, immunities, powers and franchises, and to otherwise carry out the purposes of this Plan.

     6. CANCELLATION OF SHARES. (a) The manner and basis of cancelling the shares of stock of the merging corporations shall be as follows:

          (i) On the Effective Date, each share of the authorized $1.00 par value common stock of AMCR, whether or not issued and outstanding, shall continue to be one share of the $1.00 par value common stock of AMCR.

          (ii) On the Effective Date, each of the one thousand (1,000) shares of the $1.00 par value common stock of Canton which are issued and outstanding (whether or not such shares are in all respects validly issued) and owned of record by AMCR shall be cancelled.

     7. ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of AMCR shall not be changed by or as a result of the merger. The directors and officers of AMCR prior to the merger shall continue in such offices after the merger.

     8. FURTHER ACTION. Each of the merging corporations shall take all actions and do all things necessary, proper, or advisable under the laws of the State of Delaware to consummate and make effective the merger contemplated herein.


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     IN WITNESS WHEREOF, this Plan and Agreement of Liquidation and Merger has been signed on behalf of AMC Realty, Inc. by Peter C. Brown, its Executive Vice President and on behalf of AMC Canton Realty, Inc. by Peter C. Brown, its Executive Vice President, and the corporate seal of each corporation has been affixed hereto and attested to by the Secretary of each corporation, respectively, on the date first above written.

                              AMC REALTY, INC.



                              By: /s/ Peter C. Brown
                                  Peter C. Brown, Executive Vice President

(SEAL)

ATTEST:



/s/ Nancy L. Gallagher
Nancy L. Gallagher, Secretary


                              AMC CANTON REALTY, INC.



                              By: /s/ Peter C. Brown
                                  Peter C. Brown, Executive Vice President

(SEAL)

ATTEST:



/s/ Nancy L. Gallagher
Nancy L. Gallagher, Secretary

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